PricewaterhouseCoopers LLP
100 East Wisconsin Avenue, Suite 1800
Telephone (414) 212-1600
Facsimile (414) 212-1880

November 24, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Reynolds Funds, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR dated November 25, 2009.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP

Change in Independent Registered Public Accounting Firm  (Unaudited)

On November 21, 2008, Reynolds Funds, Inc. (the "Fund") dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm. The Fund’s Audit Committee and its Board of Directors participated in and approved the decision to change its independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the two most recent fiscal years through November 21, 2008, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

The Fund has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 25, 2009, is filed as an exhibit to this Form NSAR.

The Fund, with the approval of its Board of Directors and its Audit Committee, engaged Cohen Fund Audit Services, Ltd. as its new independent registered public accounting firm on November 21, 2008.